UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2007

Phantom Fiber Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15627 (Commission File Number)	042451506 (I.R.S. Employer Identification Number)

144 Front Street, Suite 580, Toronto, Ontario, Canada M5J 2L7
(Address of principal executive offices) (zip code)

(416) 703-4007
(Registrant's telephone number, including area code)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective September 14, 2007, Dennis Logan was appointed as a director of Phantom Fiber Corporation (the “Company”) to fill vacancies on the Board of Directors. There was no arrangement or understanding between Messrs. Logan and any other person pursuant to which they were selected as directors. Mr. Logan has not been named to a committee of the Board of Directors and the Company at this time has not determined which, if any, committee of the Board of Directors Mr. Logan will be named.

Dennis Logan, age 40, currently serves as the Managing Director of Investment Banking (pending approval of the Investment Dealers Association of Canada) for Desjardins Securities. Prior to joining Desjardins Securities, from May 2005 until June 2007, Mr. Logan was a Director in the Investment Banking Group at Westwind Partners where he focused on both corporate finance and merger & acquisition activity in the Real Estate, Technology and Special Situations sectors. Before that Mr. Logan has also held Investment Banking positions with LOM Ltd from August 2003 to January 2005, CIBC World Markets from April 2000 to May 2003 and TD Securities Inc. from May 1998 to April 2000 and began his career in financial services in September 1994 as a staff accountant with Ernst & Young LLP. Mr. Logan holds both an Honours BA Philosophy & Economics (1991) and an MBA (1994) from the University of Toronto and is a Chartered Accountant.

Except as described above there has been no other transaction during the last two years, or any proposed transaction, to which the Company was or is to be a party, and in which Messrs. Logan had or is to have a direct or indirect material interest.

Effective September 14, 2007, Mr. Chris Carmichael resigned as a member of the Company's board of directors. The resignation of Mr. Carmichael did not involve any disagreements with the Company on any matter relating to the Company's operations, policies or practices. Mr. Carmichael has not requested that any matter be disclosed.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phantom Fiber Corporation

Date: September 17, 2007	By:	/s/ Jeffrey Halloran
	Name:	Jeffrey Halloran
	Title:	President, Chief Executive Officer, and Director